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                                                                  Exhibit 99.240

Mr. Richard Culhane
Senior Director, Human Resources & Administration
California Power Exchange Corporation
1000 South Freemont Street
Building A9
Alhambra, California  91803 4737

Dear Richard,

Thanks again for your advice. Finding the best and right way to shape a sustainable value-driven relationship in these times of urgency and change is a substantial challenge. Your insight regarding the PX's priorities and how Perot Systems Corporation may best match its experience and talents in meeting these needs are considered invaluable.

We are excited about the possibility of PSC participating in designing the processes, which will drive the customer's perception of the PX's service quality. We possess the talent to deliver the desired results and look forward to taking this next step in building our relationship.

Enclosed for your review is a brief overview of our capabilities, including a description of our approach and profiles of PSC associates WE would engage. I have deliberately kept the attachments to a minimum but, can provide summaries of completed initiatives and references.

The proposed team combines talents from Jim Champy's business process consulting group with industry domain experts. These are persons who can lay claim to possessing the experience of already having done similar work and can thus ensure [we hit] our hitting the ground running to advise the PX on what must be done to deliver success. Hemant Lall and Paul Gribik, the industry domain experts, have had extensive experience in both gas /electricity trading and market restructuring. Jack Calhoun, aside from his extensive reengineering expertise, is also one of PSC's lead designers in the creation of concepts guiding the development of digital trading markets. Susan Howard, in addition to having spent considerable time working with Swiss Bank and the financial services markets, was also a lead designer of PSC's concepts and architecture for our customer management strategic service offerings. This team's combination of energy and financial services market experience is unique.

I'm faxing this document on to you for your review. I will be in California the early part of this week and in our Alhambra offices on Wednesday. I'll contact your offices to check on status and answer any questions you may have regarding these materials.

We are looking forward to working with you.

Sincerely,


Ed Smith